Exhibit 99.(k)(2)

INFORMATION SERVICES AGREEMENT

This Information Services Agreement (this “Agreement”) is entered into as of [  ], 2025, by and between iDirect Private Credit Fund, a Delaware statutory trust (the “Company”) and [  ], a [  ] company (the “Information Agent”).

WHEREAS, the Company desires to appoint the Information Agent, in a nondiscretionary capacity, to provide certain valuation, reporting, financial and other administrative services to the Company, and the Information Agent is willing to accept such appointment, all subject to and in accordance with the terms and conditions contained herein and in the Company’s Agreement and Declaration of Trust, dated as of [ ];

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Appointment. The Information Agent is hereby appointed to provide nondiscretionary valuation, reporting, financial and other administrative services to the Company as set forth in Section 2, in accordance with the terms and conditions of this Agreement. The Information Agent hereby accepts such retention and appointment and agrees to provide such services.

2.            Powers and Duties of the Information Agent. The Information Agent shall provide to the Company the services set forth on Schedule A hereto, which is incorporated by reference herein.

3.             Compensation.

(a)            In connection with the services to be provided, the Company shall pay the Information Agent 0.15% of the Company’s assets, without deduction for borrowing at the Company level, related to the Information Agent per annum.

4. Representations.

(a)            The Information Agent represents and warrants to the Company that the Information Agent has the authority to accept the appointment hereunder and that this Agreement has been duly authorized, executed and delivered by it, and that such execution or delivery does not violate any obligation by which the Information Agent is bound or any law applicable to the Information Agent.

(b)            The Company represents and warrants to the Information Agent that this Agreement has been duly authorized, executed and delivered by it, and that such authorization or execution does not violate any obligation by which the Company is bound or any applicable law.

5. Liability.

(a)            Notwithstanding any other Section of this Agreement to the contrary, neither the Information Agent nor any of its officers, directors, employees, agents or affiliates shall be liable or responsible for any damage, loss or expense incurred if it reasonably believed, in good faith, to be within the scope of the authority granted by this Agreement, by law or with the consent of the Company, except in the event that the Information Agent or such officer, director, employee, agent or affiliate is found by a court of competent jurisdiction to have committed fraud, willful misconduct, bad faith or gross negligence.

(b)           Notwithstanding any other Section of this Agreement to the contrary, the Company shall indemnify the Information Agent and such owners, officers, employees, agents and affiliates (collectively, the “Indemnified Parties”) against any losses, claims, judgments, damages and liabilities, joint or several, expenses (including attorneys’ fees and disbursements), and amounts paid in settlement of any claim sustained, including by way of criminal proceedings, by the Information Agent or any such officer, employee, agent or affiliate resulting from any act or omission performed or omitted in a manner reasonably believed, in good faith, to be within the scope of the authority of the Information Agent or any such officer, employee, agent or affiliate granted by this Agreement, by law or with the consent of the Company, except in the event the same is found by a court of competent jurisdiction to have resulted from the Information Agent’s or its officer’s, employee’s, agent’s or affiliate’s fraud, willful misconduct, bad faith or gross negligence. The securities laws of the United States and its states may impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Company may have under any such securities laws.

(c)            If any or all of the Indemnified Parties become involved in any action, proceeding or investigation for which such Indemnified Parties are entitled to indemnification hereunder, the Company shall periodically reimburse each such Indemnified Party for his, her or its legal and other reasonable and documented expenses (including the costs of any investigation and preparation) incurred in connection therewith; provided, however, that such Indemnified Party shall execute an undertaking to promptly repay the Company the amount of any such reimbursed expenses paid to such Indemnified Party if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified in connection with such action, proceeding or investigation. Each Indemnified Party shall be entitled to rely on the written advice of counsel or public accountants selected in good faith, and any act or omission by them in accordance with such advice shall in no event subject them to liability to the Company; provided such act or omission does not result primarily from such Indemnified Party’s fraud, willful misconduct, bad faith or gross negligence.

(d)           The required indemnification provided by this Section 5 shall be in addition to any rights to which an Indemnified Party may otherwise be entitled by contract or as a matter of law and shall extend to each of its, his or her heirs, successors and assigns. The provisions of this Section 5 shall continue to afford protection to each Indemnified Party regardless of whether such Indemnified Party remains in the position or capacity pursuant to which such Indemnified Party became entitled to indemnification under this Section 5.

6. Confidentiality. The Information Agent shall regard as confidential all information concerning the affairs of the Company. The Company shall regard as confidential, and shall not use other than for the benefit of the Company, any and all information furnished by the Information Agent to the Company. The Company shall inform any third party receiving confidential information and/or recommendations hereunder from or at the direction of the Company, including its members and their respective owners and managers, that such information shall be treated as confidential by such third parties and the Company shall be responsible for insuring such confidential treatment by such third parties. The parties expressly state that the obligations under this Section 6 shall continue to exist, even in the case this Agreement has been terminated. Notwithstanding the foregoing, the Information Agent, the Company, and their affiliates and members may make such disclosures as may be required by law or by any regulatory agency or authority to which it is subject.

7. Term and Termination. This Agreement may be terminated by either the Information Agent or the Company upon 60 days’ written notice to the other, without the payment of any penalty by any party.

8. Non-assignment. Neither the Information Agent nor the Company shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

10. Amendments and Waivers. This Agreement may only be amended by a writing signed by both the Information Agent and the Company. The Information Agent and the Company may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No waiver of any right by any party hereto shall be construed as a waiver of the same or any other right at any other time.

11. Communications. Except as otherwise expressly provided in this Agreement, any communications, notices, instructions and disclosures required or permitted to be given under any provision of this Agreement, shall be given to the party in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows:

(a)            If to the Company:

c/o Institutional Capital Network, Inc.

60 East 42nd Street, 26th Floor

New York, NY 10165

Attention:              General Counsel

E-mail:                    sjacobs@icapitalnetwork.com

with copies (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention:             Richard Horowitz

E-mail:                   Richard.Horowitz@dechert.com

(b)            if to the Information Agent, to:

c/o [  ]

[  ]

Attention:             [  ]

Email:                     [  ]

or at such other address as any party may designate by written notice to the other parties.

Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section 11 shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.

12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

13. Jurisdiction and Venue. The parties to this Agreement irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware or the United States District Court for the District of Delaware in any action or proceeding arising out of or relating to this Agreement, and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Delaware state or Federal court. The parties to this Agreement irrevocably waive, to the fullest extent they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties to this Agreement irrevocably consent to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it in accordance with Section 11. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all parties hereto.

15. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

16. Entire Agreement. This Agreement (including Schedules hereto) and the other agreements expressly referred to herein constitute the full and entire understanding and agreement of the parties with respect to the subject matter hereof, and supersede any and all prior agreements, arrangements and understandings relating to the subject matter hereof.

17. Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

[Signatures appear on next page.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative, as of the date first above written.

idirect private credit fund

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Signature Page to Information Services Agreement]

Schedule A

Description of Services

[The Information Agent shall provide the following services to the Company:

(a)	provide the Company with quarterly reports regarding portfolio investments, including valuation, collections data and covenant compliance;

(b)	assist the Company in valuing the investments held by the Company;

(c)	provide any other services as reasonably requested by the Company, or as the Information Agent deems reasonably necessary or ancillary to the services provided pursuant to this Agreement; and

(d)	as necessary or appropriate, engage consultants and other professionals in connection with the performance of the Information Agent’s services, which consultants or professionals may be affiliates.]